Exhibit 99.2

MAGELLAN PETROLEUM OUTLINES MONTANA FIELD

CONSOLIDATION, CHANGES TO EXISTING WARRANT

AGREEMENT, AND AUSTRALIAN GAS SALES UPDATE

Portland, Maine, March 11, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (“Magellan” or the “Company”) announced the completion of a transaction in North America, the amendment of a warrant agreement, and an update on gas sales flow updates in Australia.

Montana consolidation

In Montana, the Company has completed a consolidation of interests at the East Poplar Unit and North West Poplar fields in Roosevelt County, Montana. On March 9, 2010, the Company entered into a Purchase and Sale Agreement with Hunter Energy LLC under which the Company assumed Hunter’s 25.05% average working interests in those Montana fields. Magellan, itself and through its subsidiaries, now controls a 93.80% average working interests there.

As previously disclosed, on October 15, 2009, the Company acquired an approximate 83.5% controlling member interest in Nautilus Poplar, LLC (“Nautilus”), which holds a 68.75% undivided working interest in the East Poplar Unit and varied interests ranging from 60-75% in the Northwest Poplar field.

Nautilus will continue to serve as the operator of the Poplar Fields.

Magellan’s President and Chief Executive Officer, William H. Hastings said, “The 93.80% working share gives Magellan a considerable controlling interest in this 23,000 acre structure. Work continues to consolidate the smaller remaining interests. We believe there remains redevelopment potential in this area using primary infill and enhanced recovery techniques. The Poplar Field transactions are consistent with our previously stated plans and add value. The Hunter purchase will also boost our current efforts to introduce new development partners and philosophies into area and field operations and to extend the scope of our investments in Montana and surrounding states.”

Warrant Amendment

On July 9, 2009, the Company executed and delivered to Young Energy Prize S.A. (“YEP”) a Warrant Agreement entitling YEP to purchase 4,347,826 shares of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $1.15 per Warrant Share. The Warrants were issued as part of a PIPE (Private Investment in Public Equity), which was conducted at a premium to the market share price at the time. At their issuance, the Warrants contained anti-dilution provisions that required the Warrants to be carried at fair value each quarter. The Company recorded non-cash charges of approximately $1.4 million and $986,000 related to the increase in the value of the YEP Warrants for the Company’s first and second fiscal quarters ended September 30, 2009 and December 31, 2009.

On March 11, 2010, YEP and the Company agreed to amend the Warrant Agreement to remove certain anti-dilution provisions. As a result, carrying the Warrants at fair value is no longer required and there will be no revaluation subsequent to March 11, 2010

Australian (Mereenie) Gas Sales update

In a prior communication dated December 29, 2009, Magellan stated that natural gas sales to Power and Water Corporation (PWC) continued under the “reasonable endeavours” provision of the Mereenie Sales Agreement No. 4 (MSA4) with volumes at or slightly below historical volume levels. These sales took place into mid/late February, 2010 at which point volumes from the Blacktip field, PWC’s other gas supplier, began to flow in earnest. PWC’s most recent advisory to the Mereenie Producers (Magellan and Santos) states that Mereenie gas was no longer required. Under the provisions of that same MSA4 Sales Agreement, the Mereenie Producers have advised PWC that pursuant to the terms of the Agreement, Mereenie Producer obligations to PWC under the current MSA4 Agreement will cease effective on September 5, 2010.

Magellan is currently engaged, through intermediaries, in discussions with the Northern Territories Government regarding Mereenie’s continued intent and ability to provide surety of supply in all circumstances when its obligations end after the first part of September 2010.

Gas sales from Magellan’s Palm Valley field continue to flow at 100% nomination.

For further information, please contact:

William H. Hastings, President and CEO of Magellan, +1 207-619-8501

William E. Begley, Chief Financial Officer of Magellan, +1 207-619-8505

Forward- Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties. The Company continues gas sales negotiations with no assurance of a viable, economic conclusion. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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